EXHIBIT 99

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. BOARD ELECTS
JAMES E. COPELAND JR. AS DIRECTOR;
NAMES PAULA G. ROSPUT AUDIT COMMITTEE CHAIR

ATLANTA, July 15, 2003 – Coca-Cola Enterprises Inc. today announced the Company’s board of directors has elected Mr. James E. Copeland Jr. as a director.

Mr. Copeland, 58, recently retired as chief executive officer of Deloitte & Touche LLP and its global organization, Deloitte Touche Tohmatsu after 36 years with the firm. He currently serves on the boards of directors of the U.S. Chamber of Commerce, the U.S.-Japan Business Council, The September 11th Fund, and the New York City Partnership and Investment Fund. A Georgia native, Mr. Copeland is a member of the Council of the World Economic Forum, and he is an International Councilor of the Center for Strategic and International Studies.

The board of directors also elected current board member Paula G. Rosput to chair the Audit Committee and named Marvin J. Herb as an additional member of the committee. Ms. Rosput is chairman, president and chief executive officer of AGL Resources, Inc., and Mr. Herb is chairman of HERBCO L.L.C. L. Phillip Humann, chairman, president and chief executive officer of SunTrust Banks, Inc., former chairman of the Audit Committee, will continue to serve on the board’s Executive Committee and the Governance and Compensation Committee.

“Jim Copeland’s outstanding fina ncial and accounting background, his role as a leading advocate for financial reporting reform, and his broad base of business experience acquired while leading his company to a preeminent position within its industry, will strengthen our board and its ability to guide our Company,” said Lowry F. Kline, chairman and chief executive officer.

“We appreciate Phil Humann’s valuable contributions in leading our Audit Committee for 11 years and we are pleased that we will continue to benefit from his direction and counsel in other committee roles,” Mr. Kline said. “We are also pleased that someone with the background and experience of Paula Rosput has agreed to assume the responsibilities of chairing this vitally important committee.”

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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